EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements Nos. 333-31865 and 333-51812 of the General Cable Corporation on Form S-8 of our report dated June 25, 2009, appearing in this Annual Report on Form 11-K of the General Cable Retirement and Savings Plan for Salaried Associates for the year ended December 31, 2008.
/s/ Deloitte & Touche LLP
Cincinnati, Ohio
June 25, 2009